Exhibit 10.67

INTERCONTINENTAL LIFE CORPORATION

PENSION RESTORATION PLAN

FOR RULE OF 68 HCE’S

Article 1

Name and Purpose

1.1        Name/Effective Date. This plan, as adopted effective January 1, 2005 by InterContinental Life Corporation (“ILCO” or the “Company”) shall be known as the InterContinental Life Corporation Pension Restoration Plan for Rule of 68 HCE’s (the “Plan”).

1.2        Purpose. ILCO has established the Plan to provide designated employees with additional tax-deferred benefits so as to bring their total benefits to the level that would have been attained if accruals under the InterContinental Life Corporation Employees Retirement Income Plan (“the Qualified Plan”) were not frozen with respect to such employees under the Qualified Plan Amendment No. 3 adopted effective December 31, 2004.

1.3        Status of the Plan. It is intended that the benefits under the Plan will be tax-deferred under the provisions of the Internal Revenue Code of 1986, as amended (the “Code”). The Plan is intended to be a plan which is unfunded and is maintained by ILCO primarily for the purpose of providing deferred compensation for a select group of highly compensated or management employees within the meaning of sections 201(2) and 301(a)(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”) and shall be interpreted and administered to the extent possible in a manner consistent with that intent.

Article 2

Definitions

2.1        Definitions. Whenever used in the Plan, the following capitalized words and phrases shall have the meaning set forth below unless the context plainly requires a different meaning.

2.1.1      “Actuarial Equivalency” has the same meaning and is computed in the same manner as set forth in the Qualified Plan. If, at the time a computation of Actuarial Equivalency needs to be made with respect to a Participant, there is no methodology set forth in the Qualified Plan, Actuarial Equivalency shall be computed using the same methodology as set forth in the most recent Qualified Plan that contained methodology for computing Actuarial Equivalency.

2.1.2 “Change in Control” means (i) any one person, or more than one person acting as a group (as defined in the regulations relating to Section 409(A)), acquires ownership of stock of Financial Industries Corporation, the parent company of the Company (hereinafter referred to as “FIC”) that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of FIC or (ii) any one person, or more than one person acting as a group (as defined in the regulations relating to Section 409(A)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from FIC that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of FIC immediately prior to such acquisition or acquisitions or (iii) a majority of members of FIC’s board of directors is replaced during any six-month period by directors whose appointment or election is not endorsed by a majority of the members of FIC’s board of directors prior to the date of the appointment or election, but only to the extent these events in (i), (ii) or (iii) are deemed a change in the ownership or effective control of FIC or in the ownership of a substantial portion of the assets of FIC pursuant to Section 409(A)(a)(2)(A)(v) of the Internal Revenue Code of 1986, including any IRS or Treasury regulations, revenue rulings or notices related to such section.

2.1.3 “Income and Benefit Limitations” mean the amount listed in sections 401(a)(17)(A) and 404(l) of the Code, including succeeding sections, as adjusted for increases in the cost of living (“COLA”) under section 401(a)(17)(B) of the Code, as the maximum annual compensation taken into account under the Qualified Plan, and the limitations set forth in section 415(b) of the Code, including succeeding sections, as adjusted for COLA, regarding maximum annual benefits payable under the Qualified Plan.

2.1.4      “Normal Retirement Date” has the same meaning as set forth in the Qualified Plan.

2.1.5      “Participant” means a Rule of 68 HCE who is eligible to participate in the Plan under Article 3.

2.1.6      “Participating Employer” has the same meaning as set forth in the Qualified Plan.

2.1.7      “Participation Date” means the date on which a Rule of 68 HCE first becomes a Participant in the Plan under Article 3.

2.1.8      “Plan Administrator” means the person or entity designated by ILCO to administer the Plan. The initial Plan Administrator is the Administration Committee comprised of J. Bruce Boisture, Theodore A. Fleron and Vincent L. Kasch.

2.1.9	“Plan Year” means each calendar year.

2.1.10   “Qualified Plan” means the InterContinental Life Corporation Employees Retirement Income Plan, as amended from time to time.

2.1.11 “Rabbi Trust” means the trust established by ILCO for the purpose of holding the assets of this Plan.

2.1.12   “Restoration Benefit” means the benefit payable to each Participant under the terms of the Plan as set forth in Section 4.2.

2.1.13   “Rule of 68 HCE” has the same meaning as set forth in the Amendment to the Qualified Plan, adopted effective December 31, 2004.

2.1.14   “Rule of 68 NHCE” has the same meaning as set forth in the Amendment to the Qualified Plan, adopted effective December 31, 2004.

2.1.15 “Termination Date” means the date that a Participant is no longer an employee of a Participating Employer.

2.2          Gender and Number. Except as otherwise indicated by context, masculine terminology used herein also includes the feminine and neuter, and terms used in the singular or plural may also include the other number.

Article 3

Participation

3.1        Eligibility and Participation. A Rule of 68 HCE shall be eligible to participate in the Plan upon the date of his selection as a Participant by the ILCO Board of Directors. This selection shall be evidenced in writing and signed by an officer of ILCO. To participate in and receive benefits under the Plan, each Participant agrees to observe all rules and regulations established by ILCO for administering the Plan and shall abide by all decisions of ILCO in the construction and administration of the Plan. Any action with respect to the Plan taken by the Plan Administrator, or ILCO, or any action authorized by or taken at the direction of the Plan Administrator, or ILCO, shall be conclusive upon all Participants and beneficiaries entitled to benefits under the Plan.

3.2        Eligible Benefits. Subject to other requirements set forth herein, each Participant in the Plan shall be eligible to receive benefits in an amount equal to the Restoration Benefit as described in Article 4.

3.3        Continued Participation. A Participant in the Plan shall continue to be a Participant so long as amounts are payable to him under the Plan. On and after a Participant’s Termination Date with ILCO, no additional Restoration Benefit accrues to a Participant.

Article 4

Restoration Benefit

4.1        In General. Benefits under the Plan shall be calculated using the same methodology and formulas as set forth in the Qualified Plan, unless otherwise indicated herein.

4.2          Restoration Benefit. The amount of a Participant’s Restoration Benefit under the Plan shall be calculated as follows:

4.2.1.	First, the following amount shall be computed as of the Termination Date:

4.2.1.1     The amount that would have been payable to the Participant under the Qualified Plan at his Normal Retirement Date in its normal form (the “Retirement Benefits”) solely if the Rule of 68 HCE had been a Rule of 68 NHCE on December 31, 2004, but the amount determined under this section 4.2.1.1 shall be calculated as if the QNEC Offset Amount component of the qualified plan benefit formula is determined using zero QNEC Contributions for years in which the participant had been both a Rule of 68 HCE and a Highly Compensated Employee, minus

4.2.1.2     the actual amount payable at the Normal Retirement Date to a Participant as his Retirement Benefits in its normal form under the Qualified Plan.

4.2.2      Second, the amount calculated under Section 4.2.1 shall be converted to an optional form of payment amount computed as of the Termination Date using the Actuarial Equivalency methodology described in Section 2.1.1 of the Plan.

4.2.3      For purposes of the calculation under Section 4.2, “in its normal form” has the same meaning as set forth in the Qualified Plan. For purposes of the calculation under Section 4.2, the Income and Benefit Limitations shall apply to each step of the calculation, including specifically the determination of the amount described in Section 4.2.1.1.

4.3	Payment of Benefits

4.3.1      Payment to Participant. ILCO shall pay to a Participant who has vested in his benefits under Article 4 hereof, his Restoration Benefit in the same manner, at the same time and in the same optional form of benefit as the Participant’s benefits under the Qualified Plan are paid.

4.3.2.     Survivorship Benefits. If payment of a Participant’s Restoration Benefit has not previously commenced under Section 4.3.1, upon the death of a Participant, ILCO shall pay a Participant’s Restoration Benefit if any, in accordance with this Section. The payment under this Section 4.3.2 is in lieu of, but not in addition to, the payment under Section 4.3.1.

4.3.2.1     Death Prior to Commencement of Payment. If the Participant dies before his Restoration Benefit commences under 4.3.1, ILCO shall pay a Participant’s Restoration Benefit, valued as of the date of the Participant’s death, to the Participant’s beneficiary in the same manner, at the same time and in the same optional form of benefit as the Participant’s benefits under the Qualified Plan are paid.

4.3.2.2     Beneficiary Designations. The Beneficiary(ies) under this Plan shall be the same as under the Qualified Plan.

4.3.2.3     Facility of Payment. If a benefit is payable to a minor or person declared incompetent or to a person incapable of handling the disposition of this property, ILCO may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person following the guidelines and procedures set forth in the Qualified Plan. Such distribution shall completely discharge ILCO from all liability with respect to such benefit.

4.4 Lump Sum Payments. Notwithstanding the provisions of Sections 4.3.1 and 4.3.2, if on a Participant's Termination Date, his or her accrued vested benefit under this Plan is less than $10,000 in present value (calculated in accordance with present value determinations under the Qualified Plan), such benefit shall be distributed in a lump sum on the date that benefit payment commence under the Qualified Plan.

Article 5

Trust

The Company has established a Rabbi Trust into which Participating Employers shall contribute assets  which  shall  be held  therein,  subject  to the  claims  of the  general creditors of the Company  until the  contributed  assets are paid to Participants and their beneficiaries in such manner and at such times as specified in this Plan. The Company and each Participating Employer shall make contributions to the Rabbi Trust to provide for the funding of the liabilities of this Plan. Each of the Participating Employers shall be considered a grantor as to its respective portion of the Trust. To the extent the language in this Plan is modified by the language in the Rabbi Trust agreement, the provisions of the Rabbi Trust agreement shall supersede this Plan.

Article 6

Funding

6.1 From time to time, the Participating Employers shall make contributions to the Rabbi Trust in such amounts as the Participating Employers determine are necessary and desirable in order to maintain the Plan on a sound actuarial basis. For this purpose, the contributions shall be in an amount at least equal to that which would be required under the IRS rules and regulations pertaining to the minimum funding requirements of Section 412 of the Internal Revenue Code. In determining the amount and incidence of such contributions, the Participating Employers will take into account such actuarial recommendations as may be provided by the enrolled actuary (as that term is defined in ERISA, which enrolled actuary may, but is not required to be, the same person appointed as the enrolled actuary for the Qualified Plan,

Article 7

Vesting

7.1          In General. Except as otherwise provided in this Article 7, a Participant shall be vested in and shall have a nonforfeitable right to his Restoration Benefit on the date and to the extent he becomes vested in his benefits under the Qualified Plan.

7.2	Early Vesting

7.2.1      Change of Control. A Participant shall become fully vested in his Restoration Benefit immediately prior to a Change of Control.

7.2.2      Death or Disability. A Participant shall become fully vested in his Restoration Benefit immediately prior to termination of the Participant’s employment by reason of the Participant’s death or total and permanent disability. Whether a Participant’s termination of employment is by reason of the Participant’s total and permanent disability shall be determined by the Plan Administrator in its sole discretion.

7.2.3      Bankruptcy Filing. A Participant shall become fully vested in his Restoration Benefit immediately prior to a bankruptcy filing by ILCO, in which case the Participant will have the same rights as those of a general creditor of ILCO with respect to his Restoration Benefit, and payment of the Restoration Benefit shall be made in accordance with applicable bankruptcy law.

7.2.4      Termination of Qualified Plan. A Participant shall become fully vested in his Restoration Benefit immediately prior to termination of the Qualified Plan.

Article 8

Administration, Powers and Finances

8.1          Administration. Unless otherwise determined by Board of Directors of the Company (“Board”), the Administration Committee shall be the named Plan Administrator and shall act as fiduciary for ILCO under the Plan.

8.2          Powers of Company. The Company shall have all powers necessary to administer the Plan, including, without limitation, the following powers:

8.2.1      to determine the rights and benefits and all claims, demands and actions arising out of the provisions of the Plan of any Participant, beneficiary, deceased Participant, or other person having or claiming to have any interest under the Plan;

8.2.2      to interpret the provisions of the Plan and to decide all matters under the Plan; and

8.2.3      to establish rules for the administration of the Plan and to prescribe any forms required to administer the Plan.

8.3          Actions of the Company. All determinations, interpretations, rules, and decisions of ILCO shall be final, conclusive and binding upon all persons having or claiming to have any interest or right under the Plan, in the absence of clear and convincing evidence that the Plan Administrator acted arbitrarily and capriciously.

8.4          Delegation. The Company shall have the power to delegate specific duties and responsibilities to the Plan Administrator, other officers or employees of the Company or other individuals or entities. Any delegation by the Company may allow further delegations by the individual or entity to whom the delegation is made. Any delegation may be rescinded by the Company at any time. Each person or entity to whom a duty or responsibility has been delegated shall be responsible for the exercise of such duty or responsibility and shall not be responsible for any act or failure to act of any other person or entity. Any individual(s) serving as Plan Administrator who is a Participant will not vote or act on any matter relating solely to himself.

8.5          Indemnification of Plan Administrator. The Company agrees to indemnify and to defend to the fullest extent permitted by law any persons who are on the committee which serves as Plan Administrator, including any delegates thereof, against all liabilities, damages, cost and expenses (including attorneys’ fees and amounts paid in settlement of any claims approved by ILCO) occasioned by any act or omission to act in connection with the Plan, if such act or omission is in good faith.

8.6          Reports and Records. The Company and those to whom the Company has delegated duties under the Plan shall keep records of all their proceedings and actions and shall maintain books of account, records, and other data as shall be necessary for the proper administration of the Plan and for compliance with applicable law. To enable the Plan Administrator to perform its functions, The Company shall supply full and timely information to the Plan Administrator on all matters relating to compensation of Participants, their employment, retirement, death, termination of employment, and such other pertinent facts as the Plan Administrator may require.

8.7          Finances. The cost of the Plan shall be borne by the Company and the Participating Employers, except as otherwise provided herein.

Article 9

Claims Procedure

9.1          Claims. A Participant, any Beneficiary of a deceased Participant, or an authorized representative of the Participant or Beneficiary may make a claim for benefits by filing a written claim for such benefits with the Administration Committee, in a form that may be prescribed by the Administration Committee, which shall set forth (a) the name, address and Social Security number of the Participant, (b) the period of time the Participant was employed with ILCO, and (c) such other information as the Administration Committee may require.

9.2          Notice of Decision. If a claim is wholly or partially denied, notice of the decision, in accordance with Section 8.3, shall be furnished to the claimant within a reasonable period of time, not to exceed 90 days after the Administration Committee’s receipt of the claim, unless special circumstances require an extension of time for processing the claim. If such an extension of time is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period. In no event shall such extension exceed a period of 90 days from the end of such initial period. The extension notice shall indicate the special circumstance requiring an extension of time and the date on which the Administration Committee expects to render a decision.

9.3          Content of Notice. The Administration Committee shall provide every claimant who is denied a claim for benefits written notice setting forth, in a manner calculated to be understood by the claimant, the following: (a) the specific reason or reasons for the denial, (b) specific reference to pertinent Plan provisions upon which the denial is based, (c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary, and (d) an explanation of the Plan’s claims review procedure and time limits applicable to such procedure, as set forth in Sections 8.4 and 8.5, including a statement of the claimant’s right to bring a civil action under Sections 502(a) of ERISA following a denial on review.

9.4          Appeal Procedure. The purpose of the review procedure set forth in this Section 9.4 and in Section 9.5 is to provide a procedure by which a claimant, under the Plan, may have a reasonable opportunity to appeal denial of a claim to the Appeals Committee for a full and fair review. To accomplish that purpose, the claimant (or his duly authorized representative) (a) must request review upon written application to the Appeals Committee within 60 days after he receives written notice of the denial of his claim, (b) may submit written comments, documents, records and other information relating to his claim, (c) may, upon request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant to his claim, and (d) must be given a review that takes into account all comments, documents, records and other information submitted by the claimant relating to his claim, without regard to whether such information was submitted or considered in the initial benefit determination.

9.5          Review Procedure. Decision on review of a denied claim shall be made in the following manner: (a) the decision on review shall be made by the Appeals Committee, which may, in its discretion, hold a hearing on the denied claim; (b) the Appeals Committee shall make its decision within a reasonable period of time, but not later than 60 days after the Appeals Committee receives the request for review, unless special circumstances require extension of time, in which case a decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review; (c) if such an extension of time for review is required, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension and shall indicate the special circumstances requiring an extension and the date by which the Appeals Committee expects to render its decision; (d) the decision on review shall be in writing, and, in the case of a benefit denial, shall set forth, in a manner calculated to be understood by the claimant: (1) the specific reason or reasons for the denial, (2) reference to the specific Plan provisions on which the denial is based, and (3) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of all documents, records and other information relevant to the claimant’s claim for benefits.

9.6          Appeals Committee.   For purposes of this Article 9, the Appeals Committee shall consist of a committee of at least three but not more than five individuals appointed by the Board of Directors of the Company.

Article 10

Amendments and Termination

10.1       Amendments. The Company may amend the Plan, in full or in part, at any time and from time to time, provided that any such amendment shall not affect the Restoration Benefit that has accrued to the Participants (based on the Plan provisions and Income and Benefit Limitations then in effect) prior to the effective date of such amendment, unless the affected Participants consent in writing to such amendment. Any amendment shall be filed with the Plan documents maintained by the Company.

10.2       Termination. The Company expects the Plan to be permanent, but necessarily must, and hereby does, reserve the right to terminate the Plan at any time. In the event of the termination of the Plan, the Restoration Benefit that has accrued to the Participants (based on the Plan provisions and Income and Benefit Limitations then in effect) prior to the effective date of the termination shall not be adversely affected unless the affected Participants consent in writing, but a Participant shall not be entitled to any further or future benefit accruals after the termination of the Plan. If the Qualified Plan is terminated for any reason, the Plan is automatically terminated on the effective date of the termination of the Qualified Plan. The Restoration Benefit, to the extent accrued upon termination of the Plan, shall vest only under the terms of Article 7 and shall be calculated and paid only under the terms of Article 4.

Article 11

Miscellaneous

11.1       No Guarantee of Employment. The adoption and maintenance of the Plan shall not be deemed to be a policy of employment between the Company and any Participant. Nothing contained herein shall give any Participant the right to be retained in the employ of the Company or any Participating Employer or to interfere with the right of the Company or any Participating employer to discharge any Participant at any time, nor shall it give the Company or any Participating Employer the right to require any Participant to remain in its employ or to interfere with the Participant’s right to terminate employment at any time.

11.2       Non-Alienation. No benefit payable at any time under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, or encumbrance of any kind.

11.3	Funding. The Plan, notwithstanding the creation of the Rabbi Trust, is intended to be unfunded for purposes of Title I of ERISA. The Company and the Participating Employers shall make contributions to the Rabbi Trust in accordance with the terms of the Rabbi Trust. Any funds which may be invested and any assets which may be held to provide benefits under this Plan shall continue for all purposes to be a part of the general funds and assets of the Company and no person other than the Company shall by virtue of the provisions of this Plan have any interest in such funds and assets. To the extent that any person acquires a right to receive payments from the Company or the Participating Employers under this Plan, such rights shall be no greater than the right of any unsecured general creditor.

11.4       Applicable Law. The Plan and all rights hereunder shall be governed by and construed according to the laws of the State of Texas, except to the extent such laws are preempted by the laws of the United States of America.

IN WITNESS WHEREOF, effective January 1, 2005, the Company has adopted this Plan on the 27th day of October 2005.

INTERCONTINENTAL LIFE CORPORATION

By: ______________________________
Name: ____________________________
Title: ______________________________
Date: ______________________________

ATTEST:

By:	___________________________
Name:	___________________________
Date:	___________________________